Klaviyo Appoints Erica Smith as Chief Financial Officer
Smith, previously CFO of CyberArk, will succeed Amanda Whalen effective September 1, 2026
BOSTON, Mass. — July 13, 2026 — Klaviyo (NYSE: KVYO), the autonomous B2C CRM, today announced the appointment of Erica Smith as Chief Financial Officer, effective September 1, 2026. Smith will succeed Amanda Whalen, who announced in May her plan to step down as CFO. Whalen will remain employed with Klaviyo until September 4, 2026, and will then move into an advisory role through November 2026 to support a smooth transition.
Smith joins Klaviyo from CyberArk, recently acquired by Palo Alto Networks, where she previously served as Chief Financial Officer. She will oversee all aspects of Klaviyo’s global financial operations, including FP&A, accounting, tax and treasury, internal audit, and investor relations.
Smith brings with her more than 20 years of financial leadership and investor relations experience helping high-growth technology companies scale through periods of rapid growth and transformation. As a CFO, she has led finance, accounting, and operations teams, overseeing capital allocation, forecasting, and long-term financial planning. At CyberArk and, earlier, at Demandware she led investor relations programs, expanded sell-side research coverage, and guided both public companies through financings, guidance-setting, and strategic communications with the investment community.
"We're expanding internationally, moving further upmarket with larger, more complex customers, and building out a multi-product platform. Erica's experience helping high-growth companies navigate that kind of change will be a critical asset as we execute our strategy and scale the business. We're excited to welcome Erica to Klaviyo, and we're grateful to Amanda for her leadership and many contributions to the company as we work together to ensure a seamless transition," said Chano Fernández, co-CEO at Klaviyo.
"I’ve long admired Klaviyo for its impressive growth, profitability, and disciplined execution. As a Boston native, I’ve had a front-row seat to watching Klaviyo grow into what it is today. The way people interact with brands and the way companies want to deliver personalized experiences is changing fast, and Klaviyo is one of the leading companies building the infrastructure and agents to make that possible. I have deep conviction in the company’s vision and believe its strategy positions Klaviyo to deliver sustainable, long-term growth. I’m looking forward to being part of that next chapter," said Erica Smith, incoming CFO at Klaviyo.
About Klaviyo
Klaviyo (CLAY-vee-oh) is an autonomous B2C CRM that powers more valuable customer experiences. We unify a flexible, scalable data platform, intelligence that gets smarter with every interaction, and action across Marketing and Service to help businesses turn real-time customer data into personalization at scale. High-growth enterprises like Mattel, TaylorMade, Glossier, Liquid Death, Daily Harvest and more than 196,000 other paying customers leverage Klaviyo’s actionable infrastructure and our more than 350 integrations to deliver measurable outcomes through faster, higher-quality experiences.

Source: Klaviyo, Inc.